Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-237267 on Form N-2 of our report dated February 27, 2020, relating to the financial statements and financial highlights of Blackstone / GSO Long-Short Credit Income Fund in the Annual Report on Form N-CSR for the year ended December 31, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

May 5, 2020